EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of July 5, 2007, (the “Effective Date”) by and between Inkchaser, Inc., a Delaware corporation (the “Company”), and Jan Sevcik (the “Employee”).

RECITALS

A.           WHEREAS, pursuant to that certain Share Purchase Agreement (the “Purchase Agreement”), dated as of July 5, 2007, by and between InnerWorkings, Inc., a Delaware corporation (“InnerWorkings”),and all of the shareholders of the  Company including the  Employee, the shareholders have agreed to sell and InnerWorkings has agreed to purchase all of the issued and outstanding shares of stock of the Company (the “Transaction”);

B.           WHEREAS, following the consummation of the Transaction, the Company will become a wholly owned subsidiary of  Innerworkings; and

C.           WHEREAS, the execution and delivery of this Agreement is a condition precedent to the consummation of the Transaction; and

D.           WHEREAS, as a shareholder of the Seller, Employee will derive substantial benefits from the Transaction and under this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and upon the terms and subject to the conditions contained in this Agreement, Employee and the Company agree as follows:

Section 1.             Definitions.

1.1          General.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Purchase Agreement.

1.2          Specified Terms.

“Affiliate” shall mean, with respect to any Person, (i) all individuals or entities controlling, controlled by or under common control with such Person, and (ii) all predecessors, successors and assigns of the Persons identified in clauses (i) and (ii).

“Person” shall mean any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, unincorporated entity or organization of any kind, any governmental, regulatory or administrative authority, whether foreign federal, state or local, or any other entity of any kind..

Section 2.             Employment.

2.1          Term.  The Company shall employ Employee, and Employee shall serve the Company, for a continuous term beginning on the Effective Date and, unless sooner terminated pursuant to the provisions of this Agreement, ending three years later on June 30, 2010 (the “Initial Term”).  The Company and Employee may elect to extend the term of this Agreement for such additional periods and on such terms and conditions as they mutually determine in writing.  The period during which Employee is employed by the Company pursuant to the terms of this Agreement is hereinafter referred to as the “Term of Employment”.

2.2          Duties.

(a)          Capacity.  Employee shall be employed as Senior Vice President, Technology and E-Commerce of the Company and Employee shall serve as General Manager of InnerWorkings’ internet sales channel and perform the responsibilities and duties that are usual and commensurate with the position of a general manager of a business unit or division of a company.  In addition, Employee shall perform such other reasonable managerial responsibilities and duties as may be reasonably be assigned to him hereafter from time to time by InnerWorkings, as the parent of the Company, or it’s designee, consistent with his historical responsibilities and duties and his position in the Company.  Employee shall use his reasonable best efforts to perform his duties and responsibilities in a diligent, businesslike and efficient manner.  Employee acknowledges and agrees that any change in his position or title with the Company shall not cause this Agreement to terminate, except to the extent provided in Section 3.1(e), and shall not effect any change in his obligations under this Agreement.

(b)          Performance.  Employee shall be employed on a full-time basis and shall devote his best efforts and all of his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company.  Employee shall use his reasonable best efforts to render his services in a manner consistent in all material respects with any reasonable policies or procedures established by the Company or InnerWorkings from time to time and made known to Employee.  Notwithstanding the foregoing, Employee shall be permitted to engage in charitable and civic activities and manage his personal passive investments, provided that such activities (individually or collectively) do not materially interfere with the performance of his duties or responsibilities under this Agreement.

(c)          Exclusivity.  Employee agrees that during the Term of Employment he will devote his reasonable best efforts to the performance of his duties and the advancement of the Company and shall not engage in any other employment, profitable activities, or other pursuits which would cause him to utilize or disclose the Company’s confidential information or trade secrets or detract in any material way from his ability to devote his reasonable best efforts to the Company.

2.3          Compensation.  As compensation for the services to be rendered and the other obligations undertaken by Employee under this Agreement, the Company shall pay Employee the compensation set forth in this Section 2.3:

(a)          Salary.  During the Term of Employment, the Company shall pay Employee a base salary (the “Base Salary”) at the annual rates of of $75,000 for the first six (6) months of the Initial Term, $100,000 for the second six (6) months of the Initial Term and $125,000 thereafter. The Base Salary shall be payable in equal bi-weekly installments or in accordance with the Company's policies in effect from time to time for salaried employees.

(b)          Sales Commission.

(i)           In addition to the Base Salary, and the benefits described in this Section 2.3, the Company shall pay Employee a sales commission (the “Commission”) equal to ten percent (10%) of the total Gross Profit earned from all Approved Accounts during each calendar month of the Term of Employment; provided, that if the Company, with the written consent of Employee, pays or agrees to pay a sales commission to any Person other than Employee (including without limitation, any other current or future employee or sales Person of the Company) with respect to any Approved Account, then the Company shall reduce the Commission payable to Employee with respect to such Approved Account by an amount equal to the sales commission(s) paid or payable to such other Person(s) with respect to such Approved Account.  The Company shall pay Employee any Commission earned for each applicable calendar month within 15 (fifteen) days after the end of such calendar month.

(ii)           Each new customer account of which the Employee was the principal procuring cause shall constitute an “Approved Account” in the event that  InnerWorkings determines that such customer account was obtained by Employee pursuant to the policies and procedures used by InnerWorkings with respect to InnerWorkings' sales personnel (as such policies and procedures may be supplemented or amended from time to time) for customary services to be rendered by InnerWorkings  Employee may make written request for approval of a new customer account as an Approved Account and  InnerWorkings shall approve such customer account if it reasonably determines that such customer account satisfies InnerWorkings' then existing policies and procedures for accepting new customer accounts.  Without limitation on the foregoing, InnerWorkings shall have the sole authority to determine to whom the Company will extend credit, and Employee shall have no recourse against the Company with respect to any credit decision made by InnerWorkings.  Upon written approval of a prospective account by the Company, such account shall become an “Approved Account” commissionable under sub-paragraph (ii) above. In the event that any Approved Account does not produce commissions within any 180-day period, such Approved Account shall automatically cease to be an Approved Account unless the Company and Employee otherwise agree in writing.

(iii)           If the Company collects revenues after the Term of Employment relating to the sales generated on the Approved Accounts during the Term of Employment, then the Company shall pay Employee the Commission on such sales.  If the Term of Employment of Employee is terminated, as set forth in Section 3.1 hereto, by the Company without Cause, by Employee for Good Reason or by reason of the death or Disability of Employee, then the Company shall continue to pay the Commission to Employee for the period of time set forth in Section 3.2(a)(i), Section 3.2(b)(iv) or Section 3.2(b)(iii), as applicable, as if he remained an employee of the Company.

(iv)           The Company shall provide to Employee copies of such records and work papers created in connection with the calculations of Gross Profit and/or any Commissions hereunder which are reasonably required to support such calculation.  The parties hereto agree that the dispute procedures as set forth in Sections 4(b) and 4(c) of the Purchase Agreement with respect to the applicable calculation of Gross Profit are incorporated herein, except the term Seller as used therein shall mean Employee.

(e)          Vacation.  During the Term of Employment, Employee shall be entitled to three (3) weeks paid vacation annually, and shall be entitled to as many holidays, sick days and personal days as are in accordance with the Company's policy then in effect generally for its employees.

(f)          Additional Benefits.  Employee shall receive all general benefits for which he is eligible under the terms of any plans, programs or arrangements, if any, that the Company or InnerWorkings may provide from time to time (“Additional Benefits”).  Additional Benefits, if any, will in all respects be paid in accordance with the then-existing plans, or policies, programs and/or arrangements establishing or governing such Additional Benefits.

(g)         Expenses.  The Company agrees to pay or to reimburse Employee for all reasonable, ordinary, necessary, preapproved and documented business or entertainment expenses incurred during the Term of Employment in the performance of his services hereunder in accordance with the policy of the Company as from time to time in effect.  Employee, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which Employee seeks payment or reimbursement, and any other information or materials, as the Company may from time to time reasonably require.

(h)         Option Grant.  On the Effective Date, Employee shall be granted an option to purchase up to 20,000 shares of common stock of InnerWorkings (the “Option Shares”) pursuant to the terms and conditions of the InnerWorkings, Inc. 2006 Stock Incentive Plan (the “Option Plan”) and the terms of an option grant agreement executed by InnerWorkings and Employee.  Without limiting the foregoing, the exercise price for each Option Share shall be the fair market value of the common stock of InnerWorkings as determined in accordance with the Plan, and 5000 Option Shares shall vest on each anniversary of the Effective Date so long as Employee continues to be employed by the Company or InnerWorkings as of such anniversary date.

(i)          Relocation Allowance.   The Company will promptly reimburse the Employee for relocation  expenses incurred by the Employee in moving his residence from Seattle to Chicago, to a maximum of $12,500.

Section 3.             Termination of Employment.

3.1          Right to Terminate.

(a)          Death.  Employee's employment by the Company shall terminate upon Employee's death.

(b)          Disability.  In the event that Employee, because of accident, disability or physical or mental illness (“Disability”), is incapable of performing his duties under this Agreement in substantially the manner and to the extent required, with or without reasonable accommodation, prior to the commencement of such Disability, the Company has the right at the end of the 90 day period referred to below, to terminate Employee's employment upon thirty (30) days prior written notice to Employee, provided that at the time such termination notice is given Employee's Disability is continuing. For purposes of this Section 3.1(b), Employee shall be deemed to be incapable of performing his duties under this Agreement if he is (i) incapable of so doing, with or without reasonable accommodation, for periods aggregating 90 days, whether or not continuous, in any continuous period of 365 days or (ii) adjudged mentally incompetent by a court of competent jurisdiction.

(c)          Cause.

(i)           The Company has the right to terminate Employee’s employment for Cause (as hereinafter defined) at any time upon written notice to Employee.
(ii)           “Cause” shall mean any of the following: (A) the embezzlement, fraud, misappropriation, or other criminal malfeasance by Employee against or with respect to the Company or any of its Affiliates or the conviction of any felony or any other crime involving dishonesty, theft, fraud, or moral turpitude (or a plea of nolo contendere with respect to any such crime or felony); (B) Employee engages in gross negligence or willful misconduct in the performance of his employment duties; (C) Employee engages in willful misconduct that reflects so seriously on his or the Company's public reputation as to prejudice the interests of the Company or any of its Affiliates if he were to continue to be retained as one of its employees; (D) any act of insubordination with respect to  reasonable directions given the Employee by his superior;  or (E) the breach by Employee of any material provision of this Agreement, which breach or failure is not cured by Employee after fifteen (15) days prior written notice specifying the nature of the breach  or is not capable of being cured.  For purposes of this provision, no act or omission on the part of Employee shall be considered "gross negligence" or "willful misconduct" unless it is done or omitted in bad faith and without reasonable belief that such conduct was in the best interests of the Company.

(d)          Without Cause.  The Company has the right to terminate Employee's employment by the Company for any other reason not specified in this Section 3.1 upon thirty (30) days prior written notice to Employee.

(e)          Good Reason.

(i)           Employee has the right to terminate his employment for Good Reason (as hereinafter defined) at any time upon prior written notice.

(ii)           A termination shall be deemed to be for “Good Reason” if (A) it follows a material reduction of Employee’s duties and responsibilities in his capacity as Senior Vice President, Technology and E-Commerce of the Company or a permanent change in Employee’s duties and responsibilities which are materially inconsistent with the duties and responsibilities of Senior Vice President, Technology and E-Commerce of the Company, which reduction or change is not cured within thirty (30) days of the receipt by the Company of written notice by Employee stating the nature of such breach (provided, that any such notice also must include a statement that failure to cure any such reduction or change may result in a termination by Employee of his employment for Good Reason), or (B) it follows a material breach of this Agreement (which shall include, without limitation, a reduction in Employee’s Base Salary) by the Company which is not curable, or if curable, is not cured within thirty (30) days of the receipt by the Company of written notice by Employee stating the nature of such breach provided, that any such notice also must include a statement that failure to cure any such breach may result in a termination by Employee of his employment for Good Reason.

(f)          Mutual Agreement.  The Company and Employee may terminate Employee’s employment at any time by written agreement of the parties.

3.2          Rights and Obligations of Employee Upon Termination.

(a)          Without Cause or For Good Reason.  Upon the termination of the Term of Employment by the Company without Cause or by Employee for Good Reason, the Company shall:

(i)           continue to pay Commissions to Employee as set forth in Section   2.3(d)(i) for a period of 90 (ninety) days following the effective date of termination (the “Severance Period”);

(ii)          continue to pay the Employee’s Base Salary when otherwise payable through Severance Period;

(iii)         pay within five (5) business days after the date of termination, any unpaid reimbursable expenses outstanding as of the date of termination;

(iv)        pay all benefits (including all accrued but unpaid vacation pay), if any, that had accrued to Employee through the date of termination under the benefit and retirement plans and programs in which he participated as an employee of the Company in the manner and in accordance with the terms of such plans and programs; and

(v)         continue participation for Employee and his eligible dependents on the same basis (except all premiums shall be paid by the Company) as the other senior executives of the Company in all, medical, dental, disability and life insurance coverage (such benefits collectively called the “Continued Plans”) in which he was participating on the date of termination (as such Continued Plans are from time to time in effect at the Company) until the end of the Severance Period; provided, however, if Employee is precluded from continuing his participation in any Continued Plan, then, during the Severance Period, the Company will be obligated to reimburse him for any payments made by Employee in order to maintain his rights granted by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

(b)          Other Termination Events.  Upon the termination of the Term of Employment by the Company for Cause, by Employee for any reason (other than for Good Reason), or by reason of his death or Disability, the Company shall have no further obligations under this Agreement, except the Company shall:

(i)           pay Employee his unpaid Base Salary through, and any unpaid reimbursable expenses outstanding as of, the date of termination;

(ii)          pay all benefits (including all accrued but unpaid vacation pay), if any, that had accrued to Employee through the date of termination under the benefit and retirement plans and programs in which he participated as an employee of the Company in the manner and in accordance with the terms of such plans and programs;

(iii)         in the case of termination by reason of Employee's death or Disability, continue to pay Commissions to Employee as set forth in Section 2.3(b)(i) hereto until the earlier to occur of (a) the end of the Term of Employment in effect immediately prior to Employee's termination and (b) the six (6) month anniversary of Employee's termination;

(iv)         in the case of termination by the Company for Cause or by Employee for any reason (other than for Good Reason), pay Commissions to Employee as set forth in Section 2.3(b)(i) hereto through the date of termination; and

(v)         afford Employee such rights granted by COBRA.

(c)          Return or Destruction.  Upon termination of the Term of Employment, Employee shall not remove from any premises at which the business of the Company is conducted any property of the Company, including without limitation, any trade secrets or other confidential information, and shall return all the property of the Company, including, without limitation, all tangible embodiments of the trade secrets or other confidential information, in his possession or under his control.

Section 4.             Covenants and Obligations.

4.1          Non-Competition.

(a)          During the Term of Employment and for 4 (four) years after the expiration or termination of the Term of Employment, Employee shall not engage or participate as an owner, principal, partner, officer or director in any business which is competitive with the business of the Company and its subsidiaries as conducted (or contemplated to be conducted) during the Term of Employment, including, without limitation, such business that is conducted in any geographic area in which the Company’s business is conducted (or contemplated to be conducted); provided, however, that ownership by Employee, as a passive investment, of less than 1% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in an over-the-counter market shall not constitute a breach of this Section 4.1.

(b)          During the Term of Employment and for 4 (four) years after the expiration or termination of the Term of Employment Employee will not, directly or indirectly, assist or encourage any other Person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 4.1 if Employee himself carried out such activity, either directly or indirectly, and further, Employee shall not, directly or indirectly, induce or assist any employee or former employee of the Company to carry out, directly or indirectly, any such activity.

4.2          Non-Solicitation of Business Relations.  During the Term of Employment and for 4 (four) years after the expiration or termination of the Term of Employment  Employee shall not, directly or indirectly, on his own behalf or in the service or on behalf of others:  (a) solicit, divert or appropriate, or attempt to solicit, divert or appropriate any (i) account to whom the Company rendered services to within the two (2) year period prior to the expiration or termination of Employee’s employment; (ii) any supplier, licensor, licensee or other vendor (including, without limitation, other Persons with whom the Company has contractual or other arrangements to provide services for the Company) who has been a supplier, licensor, licensee or other vendor of the Company during the two (2) year period prior to the expiration or termination of the Term of Employment in connection with a business that is competitive with the Business; or (iii) any prospective account to whom during the two (2) year period prior to the expiration or termination of the Term of Employment the Company or any of its agents or representatives made a new business presentation or similar offering of services with respect to the rendering of services (“Pitch”); provided, however, a general mailing or an incidental contact shall not be deemed a Pitch; or (b) take any action to induce any supplier, licensor, licensee or other vendor of the Company from ceasing to do business with the Company.

4.3          Non-Solicitation of Employees.  During the Term of Employment and for 4 (four) years after the expiration or termination of the Term of Employment, Employee shall not, directly or indirectly, on his own or in the service or on behalf of others solicit, divert or hire, or attempt to solicit, divert or hire any Person then employed by the Company.

4.4          Non-Disclosure of Confidential Information.

(a)          As used in this Agreement, “Confidential Information,” shall mean any and all confidential and proprietary technical and non-technical information of the Company, including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of the Company and the Company’s suppliers and customers, and includes, without limitation, innovations, tangible and intangible property, the Company’s information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, vendors, supplier agreements, sales, merchandising and marketing plans and information.

(b)          During the Term of Employment and for 4 (four) years after the expiration or termination of the Term of Employment, Employee shall hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and agrees that he shall not use, without the prior written consent of the Company, for Employee’s own benefit or purposes or misappropriate or disclose or make available to any Person for use outside the Company’s organization at any time, either during his employment with the Company or subsequent to the termination of his employment with the Company during the 24-month period following such termination, for any reason, any of the Confidential Information or any copy, notes or item embodying Confidential Information, whether or not developed by Employee, except (i) as required in the performance of Employee’s employment duties and as authorized by the Company and (ii) to the extent that such information (A) is or becomes generally available to the public or the industry other than as a result of a disclosure by Employee in violation of this Agreement or (B) is required to be disclosed pursuant to a court order or other legal process (provided Employee gives the Company notice of such obligation when Employee receives notice of such obligation and prior to any disclosure pursuant to such obligation affords the Company the opportunity and cooperates with the Company in any efforts by the Company to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation).

4.5          Acknowledgement. Employee acknowledges and agrees that the covenants, obligations and restrictions set forth in this Section 4 are reasonable in scope and essential to the preservation of the Company’s business and proprietary properties, are fair in view of the fact that the Employee, as a shareholder of the corporation that sold its business to the Company profited from the sale, and that enforcement of these restrictions will not cause Employee any hardship, and because of Employee’s background and experience, will not in any manner preclude Employee, in the event of a termination of this Agreement, from becoming gainfully employed.

Section 5.             Miscellaneous.

5.1          Amendment.  This Agreement may be amended only by a writing executed by the parties to this Agreement.

5.2          Entire Agreement.  This Agreement and the other agreements referred to in this Agreement set forth the entire understanding of the parties regarding this subject matter and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties (or between Employee and InnerWorkings) regarding this subject matter.

5.3          Notices.  All notices and other communications required or permitted under this Agreement will be in writing and will be deemed to have been duly given when delivered in Person or when sent by electronic facsimile transfer or one business day after having been sent by a nationally recognized overnight courier service to the appropriate party at the address specified below:

If to the Company:	600 West Chicago, Suite 850
Chicago, Illinois 60610 Attention: President

With copies to:	InnerWorkings, Inc
600 West Chicago, Suite 850 Chicago, Illinois, 60610
Attention: Chief Financial Officer

If to Employee:	Jan Sevcik

Any party may change such party’s address for service of notice by notice delivered to all of the other parties.

5.4          Assignment.  This Agreement is binding upon and inures to the benefit of the heirs, successors, representatives and assigns of each party.  Neither party hereto may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto, except that either the Company or InnerWorkings may assign this Agreement without the consent of Employee to any Affiliate of the Company or to any Person to whom the Company sells the business and substantially all of its assets; provided, that such assignment does not otherwise breach the terms of employment set forth in this Agreement.

5.5          Governing Law. THIS AGREEMENT AND ALL RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT REFERENCE TO ANY CONFLICTS OR CONFLICT OF LAWS PRINCIPLES IN THE STATE OF ILLINOIS THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

5.6          Severability.  Each section and subsection of this Agreement constitutes a separate and distinct provision of this Agreement. It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement is adjudicated to be invalid, ineffective or unenforceable, the remaining provisions will not be affected by such adjudication. The invalid, ineffective or unenforceable provision, without further action by the parties, will be automatically amended to effect the original purpose and intent of the invalid, ineffective or unenforceable provision; provided, however, that such amendment will apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

5.7          Waivers.  None of the terms of this Agreement will be deemed to be waived or amended by either party unless such a waiver or amendment specifically references this Agreement and is in writing signed by an authorized representative of the party to be bound.  Any such signed waiver will be effective only in the specific instance and for the specific purpose for which it was made or given.

5.8          Headings.  The headings in this Agreement are solely for convenience of reference and are not to be given any effect in the construction or interpretation of this Agreement.

5.9          Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed to be an original and which together will constitute one and the same instrument.

5.10        Third Parties.  Nothing expressed or implied in this Agreement is intended, or may be construed, to confer upon or give any Person other than the Company and Employee (and their respective heirs, representatives, successors and assigns) any rights or remedies under, or by reason of, this Agreement.

5.11        Survival of Certain Obligations.  The obligations of the Company and Employee set forth in this Agreement that by their terms extend beyond or survive the termination of this Agreement will not be affected or diminished in any way by the termination of the Term of Employment.

5.12        Dispute Resolution.

(a)          The parties agree that in the event of any dispute or controversy among the parties hereto arising out of, relating to or in connection with this Agreement (other than any dispute or controversy arising out of, relating to or in connection with Section 4 hereof), which cannot be settled amicably by the parties, such dispute or controversy shall be finally, exclusively and conclusively resolved by binding arbitration conducted in Chicago, Illinois in accordance with the rules of American Arbitration Association (“AAA”) rules for employment disputes, applying the laws of Illinois.

(b)          One arbitrator shall be appointed in accordance with the rules of the AAA, which arbitrator shall be shall be experienced in dispute resolution regarding employment matters and shall be appointed within ten (10) days of a petition by either party therefore.  Either party may institute such arbitration proceeding by giving notice to the other party.  As soon as the arbitrator has been appointed, a hearing date shall be set within sixty (60) days thereafter.  Discovery shall not be permitted except as required by the rules of the AAA.  The parties shall conduct fact discovery over the first twenty (20) days of such 60-day period, including expert witness discovery, if any.  Each party shall make its respective, documents, experts and other witnesses available for deposition by the other party during the time periods set forth in the preceding sentence.  The number of depositions shall be limited to five (5) for each party.  Written submittals shall be presented and exchanged by both parties twenty (20) days before the hearing date, including reports prepared by experts upon whom either party intends to rely.  At such time the parties shall also exchange copies of all final documentary evidence upon which they will rely at the arbitration hearing and a list of the witnesses whom they intend to call to testify at the hearing.  The arbitrator shall make its award as promptly as practicable after conclusion of the hearing.

(c)          The arbitrator shall be bound by the rules of evidence, but shall not be bound by the rules of civil procedure.  It is the intention of the parties to limit live testimony and cross-examination to the extent necessary to insure a fair hearing to the parties on the matters submitted to arbitration, and to provide neither party more than two (2) business days to present its position.  The parties have included the foregoing provisions limiting the scope and extent of the arbitration with the intention of providing for prompt, economic and fair resolution of any dispute submitted to arbitration.

(d)          The arbitrator shall make its award in accordance with applicable law and based on the evidence presented by the parties, and at the request of either party at the start of the arbitration shall include in its award findings of fact and conclusions of law both in law and equity which would be available in a court having jurisdiction over the parties and over the subject matter of the dispute.  Such powers shall include, but not be limited to, the power to require specific performance.  Any award rendered by the arbitrator shall be final and binding and may be entered by any court having jurisdiction thereof.

(e)          Notwithstanding anything in this Section 5.12 to the contrary, Employee acknowledges and agrees that the Company may seek in a court of competent jurisdiction an injunction prohibiting Employee's breach or alleged breach of any covenant or agreement referred to in Section 4.

5.13        Legal Counsel.  Each party hereby agrees and acknowledges that it has had full opportunity to consult with counsel and tax advisors of its selection in connection with the preparation and negotiation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first written above.

EMPLOYEE:

/s/ Jan Sevcik
Jan Sevcik

COMPANY:

INKCHASER, INC.

By:	/s/ Nicholas Galassi

ADDENDUM AND ASSUMPTION OF
JAN SEVCIK’S EMPLOYMENT AGREEMENT
DATED JULY 5, 2007

InnerWorkings and Jan Sevcik agree to the following addendum to Jan Sevcik’s Employment Agreement dated July 5, 2007:

1.	The parties agree that InnerWorkings, Inc. shall replace Inkchaser, Inc. as the “Company” in the Employment Agreement;

2.
Effective October 1, 2008, Jan Sevcik’s annual base salary (“Base Salary”) will be increased to $165,000 and he will receive a $600 per month car allowance. Effective January 1, 2009, Jan Sevcik’s Base Salary will be increased to $200,000;

3.
Upon the execution of this Agreement, Jan Sevcik will receive additional stock base compensation (50% stock options and 50% restricted shares) equivalent to $200,000, vesting ratably over a four year period (ie. $50,000 per year in value).

4.	The following language is added to the Employment Agreement:

Change of Control. If during the three (3) months prior to the public announcement of a proposed Change in Control or at any time following a Change in Control, Employee’s employment is terminated by the Company for any reason other than Cause, or terminated by the Employee for Good Reason, Employee shall be entitled to, in addition to the compensation provided in Section 3.2 of the Employment Agreement, immediate vesting of (i) all restricted stock granted on or about the Effective Date, and (ii) all stock options granted on or about the Effective Date and (iii) continued payment of the earn outs due under the InkChaser acquisition as if Employee remained an employee of the Company: provided that for purposes of this section, a “Change in Control” shall have the same meaning as the term “Change in Control” set forth in the Company’s 2006 Stock Incentive Plan.

Agreed and accepted this 3 day of October, 2008

InnerWorkings, Inc	Jan Sevcik

/s/ Joe Busky	/s/ Jan Sevcik
Joe Busky